UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2023

Mirum Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38981	83-1281555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 Tower Lane Suite 1050
Foster City, California	94404
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 667-4085

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MIRM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On September 11, 2023, Mirum Pharmaceuticals, Inc., (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Eric Bjerkholt as the Chief Financial Officer of the Company, including as the “principal financial officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, effective September 11, 2023 (the “Appointment Date”).

Eric Bjerkholt served as the Chief Financial Officer of Chinook Therapeutics, Inc., a biopharmaceutical company, from November 2020 to August 2023, where he was responsible for overseeing financial reporting, planning and budgeting, internal controls, investor relations, facilities, and information technology functions. Prior to joining Chinook, Mr. Bjerkholt served as the Chief Financial Officer of Aimmune Therapeutics, Inc., a biotechnology company, from April 2017 to October 2020. Before Aimmune, Mr. Bjerkholt held various senior executive financial positions at Sunesis Pharmaceuticals, Inc., IntraBiotics Pharmaceuticals, Inc., LifeSpring Nutrition, Inc., and Age Wave, LLC, and spent seven years in healthcare investment banking at J.P. Morgan & Company, Inc. Mr. Bjerkholt holds a Cand. Oecon degree in Economics from the University of Oslo and an M.B.A. from Harvard Business School.

In connection with Mr. Bjerkholt’s appointment as Chief Financial Officer, the Company entered into an offer letter with Mr. Bjerkholt, which provides for the following compensation: (i) an annual base salary of $485,000 per year, (ii) eligibility to receive an annual performance bonus with a target amount equal to 40% of the annual base salary, pro-rated with respect to 2023, and (iii) options to purchase 110,000 shares of the Company’s common stock (the “Option) with an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant and a restricted stock unit award covering 55,000 shares of the Company’s common stock (the “RSU”), each granted pursuant to the Company’s 2020 Inducement Plan and applicable grant agreement. The shares subject to the Option vest over four years, with one fourth of the shares vesting on the one-year anniversary of the date of grant and the balance of the shares vesting in a series of 36 successive equal monthly installments thereafter, subject to Mr. Bjerkholt’s Continuous Service (as defined in the 2020 Inducement Plan) on each such vesting date. The shares subject to the RSU will vest in a series of three successive annual installments measured from the grant date, subject to Mr. Bjerkholt’s Continuous Service on each such vesting date.

The Company and Mr. Bjerkholt will also enter into a participation agreement with respect to the Company’s severance benefit plan (the “Severance Plan”), providing that, in the event that Mr. Bjerkholt experiences a termination of his employment without “cause” or he resigns for “good reason” outside of the “change in control period” (as such terms are defined in the Severance Plan), provided that he executes a release of claims against the Company and its affiliates, such release becomes effective, and he meets other conditions required for his receipt of severance, Mr. Bjerkholt will become entitled to (i) continued payment of his then-current annual base salary payable for nine months, (ii) 12 months of accelerated vesting of all outstanding equity awards that are subject to time-based vesting, measured from the date of termination, and (iii) premium payments for continued healthcare coverage for a period of nine months. In the event that Mr. Bjerkholt experiences a termination of his employment without “cause” or he resigns for “good reason” during the “change in control period,” provided that he executes a release of claims against the Company and its affiliates, such release becomes effective, and he meets other conditions required for his receipt of severance, Mr. Bjerkholt will become entitled to (i) continued payment of his then-current annual base salary payable for 18 months, (ii) payment of 150% of his then-current target annual performance bonus, (iii) accelerated vesting in full of each outstanding unvested equity award, with the number of shares vesting with respect to any performance-based vesting award determined as if the applicable performance criteria had been attained at a 100%, and (iii) premium payments for continued healthcare coverage for a period of 18 months.

The Company has also entered into its standard form of indemnification agreement with Mr. Bjerkholt.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter by and between the Company and Eric Bjerkholt, dated August 8, 2023.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mirum Pharmaceuticals, Inc.

Date: September 11, 2023	By:	/s/ Christopher Peetz
Christopher Peetz
President and Chief Executive Officer